TAUBMAN CENTERS, INC.								MORTGAGE AND OTHER NOTES PAYABLE (a)											Exhibit 99
Debt Summary								INCLUDING WEIGHTED AVERAGE INTEREST RATES AT SEPTEMBER 30, 2015
As of September 30, 2015
(in millions of dollars, amounts may not add due to rounding)
		100%		Beneficial Interest	Effective Rate		LIBOR Rate	Principal Amortization and Debt Maturities
Consolidated Fixed Rate Debt:		9/30/2015		9/30/2015	9/30/2015	(b)	Spread	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2027	Total
Cherry Creek Shopping Center	50.00%	280.0		140.0	5.24%				140.0										140.0
City Creek Center		82.1		82.1	4.37%			0.4	1.5	1.6	1.6	1.7	1.8	1.9	2.0	69.8			82.1
El Paseo Village		15.6	(c)	15.6	3.89%	(c)		15.6	(c)										15.6	(q)
The Gardens on El Paseo		82.2	(d)	82.2	4.69%	(d)		0.3	81.9										82.2	(q)
Great Lakes Crossing Outlets		214.0		214.0	3.60%			1.1	4.6	4.8	4.9	5.1	5.3	5.5	5.7	177.0			214.0
The Mall at Short Hills		1,000.0		1,000.0	3.48%													1,000.0	1,000.0
Total Consolidated Fixed		1,673.9		1,533.9				17.4	228.0	6.3	6.6	6.8	7.1	7.4	7.7	246.8		1,000.0	1,533.9
Weighted Rate		3.90%		3.77%				3.90%	5.00%	3.79%	3.79%	3.79%	3.79%	3.80%	3.80%	3.82%		3.48%

Consolidated Floating Rate Debt:
International Market Place	93.50%	39.1	(e)	36.6	1.95%		1.75%				36.6	(e)							36.6
The Mall at Green Hills		150.0		150.0	1.80%		1.60%				150.0	(r)							150.0
The Mall of San Juan	95.00%	244.0	(f)	231.8	2.21%		2.00%			231.8	(f)								231.8
TRG $65M Revolving Credit Facility		0.0		0.0		(g)	1.40%			(g)									0.0
TRG $1.1B Revolving Credit Facility		0.0		0.0		(h)	1.15%						(h)						0.0
Total Consolidated Floating		433.1		418.4						231.8	186.6								418.4
Weighted Rate		2.04%		2.04%						2.21%	1.83%

Consolidated Floating Rate Debt Swapped to Fixed:
TRG Term Loan		475.0		475.0	3.00%	(i)	1.35%					475.0							475.0
U.S. Headquarters		12.0		12.0	3.49%	(j)											12.0		12.0
Total Consolidated Floating Swapped to Fixed		487.0		487.0								475.0					12.0		487.0
Weighted Rate		3.01%		3.01%								3.00%					3.49%

Total Consolidated		2,594.1		2,439.3				17.4	228.0	238.1	193.1	481.8	7.1	7.4	7.7	246.8	12.0	1,000.0	2,439.3
Weighted Rate		3.42%		3.32%				3.90%	5.00%	2.25%	1.90%	3.01%	3.79%	3.80%	3.80%	3.82%	3.49%	3.48%
Joint Ventures Fixed Rate Debt:
Hanam Union Square	34.30%	0.0	(k)	0.0		(k)													0.0
International Plaza	50.10%	321.3		161.0	4.85%			0.6	2.6	2.7	2.9	3.0	3.1	146.1					161.0
The Mall at Millenia	50.00%	350.0		175.0	4.00%				0.5	3.1	3.2	3.4	3.5	3.6	3.8	3.9	149.9		175.0	(s)
Sunvalley	50.00%	180.6		90.3	4.44%			0.4	1.7	1.8	1.9	2.0	2.1	2.2	78.3				90.3
Taubman Land Associates	50.00%	22.8		11.4	3.84%			0.1	0.2	0.2	0.3	0.3	0.3	0.3	9.7				11.4
Waterside Shops	50.00%	165.0		83.6	(l) 4.24%	(l)		0.3	83.3										83.6	(q)
Westfarms	78.94%	302.8		239.0	4.50%			1.2	4.8	5.0	5.2	5.4	5.7	5.9	205.9				239.0
Total Joint Venture Fixed		1,342.6		760.3				2.5	93.1	12.8	13.4	14.0	14.7	158.1	297.8	3.9	149.9		760.3
Weighted Rate		4.40%		4.41%				4.53%	4.27%	4.43%	4.43%	4.43%	4.43%	4.81%	4.46%	4.00%	4.00%

Joint Ventures Floating Rate Debt:
The Mall at University Town Center	50.00%	218.8	(m)	109.4	1.90%		1.70%		109.4	(m)									109.4
Rate		1.90%		1.90%					1.90%

Joint Venture Floating Rate Debt Swapped to Fixed:
Fair Oaks	50.00%	270.4		135.2	4.10%	(n)		0.5	2.2	2.3	130.2								135.2
Hanam Union Square	34.30%	52.1		17.9	3.12%	(o)							17.9						17.9
International Plaza	50.10%	173.0		86.7	3.58%	(p)		0.4	1.6	1.7	1.7	1.8	1.9	77.6					86.7
Total Joint Venture Floating Swapped to Fixed		495.5		239.7				0.9	3.8	4.0	131.9	1.8	19.7	77.6					239.7
Weighted Rate		3.82%		3.84%				3.88%	3.88%	3.88%	4.09%	3.58%	3.16%	3.58%

Total Joint Venture		2,056.8		1,109.4				3.4	206.2	16.8	145.4	15.8	34.4	235.7	297.8	3.9	149.9		1,109.4
Weighted Rate		3.99%		4.04%				4.36%	3.00%	4.30%	4.12%	4.34%	3.71%	4.40%	4.46%	4.00%	4.00%

TRG Beneficial Interest Totals
Fixed Rate Debt		3,016.5		2,294.2	(c),(d),(l)			19.9	321.1	19.2	20.0	20.9	21.7	165.5	305.4	250.7	149.9	1,000.0	2,294.2
		4.12%		3.99%				3.98%	4.79%	4.22%	4.22%	4.22%	4.23%	4.76%	4.44%	3.82%	4.00%	3.48%
Floating Rate Debt		651.9		527.8					109.4	231.8	186.6								527.8
		1.99%		2.01%					1.90%	2.21%	1.83%
Floating Rate Swapped to Fixed		982.5		726.7				0.9	3.8	4.0	131.9	476.8	19.7	77.6			12.0		726.7
		3.41%		3.28%				3.88%	3.88%	3.88%	4.09%	3.00%	3.16%	3.58%			3.49%
Total		4,650.9		3,548.7	(c),(d),(l)			20.8	434.2	255.0	338.5	497.7	41.5	243.0	305.4	250.7	161.9	1,000.0	3,548.7
		3.67%		3.55%				3.97%	4.05%	2.38%	2.85%	3.05%	3.72%	4.39%	4.44%	3.82%	3.96%	3.48%

				Weighted Average Maturity Fixed Debt				9
				Weighted Average Maturity Total Debt				7

(a)					All debt is secured and non-recourse to TRG unless otherwise indicated.			(k)
520 billion Korean Won (KRW) ($438.7 million USD equivalent at September 30, 2015) non-recourse construction facility which bears interest at the Korea Development Bank Five-Year Bond Yield plus 1.06% and is fixed upon each draw. The maturity date is five years after the initial draw. There have been no draws on this facility as of September 30, 2015. A letter of credit totaling $53.2 million USD is outstanding on this facility as security for the Hanam Union Square USD loan, thereby reducing the availability under this facility to $385.5 million USD.

(b)
Includes the impact of interest rate swaps that qualify for hedge accounting, if any, but does not include effect of amortization of debt issuance costs, losses on settlement of derivatives used to hedge the refinancing of certain fixed rate debt or interest rate cap premiums.

(c)
Debt includes $0.01 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 4.42% to an effective rate of 3.89%. In October 2015, the mortgage note payable on El Paseo Village was paid off.
								(l)
Beneficial interest in debt includes $1.1 million of purchase accounting premium from acquisition of an additional 25% investment in Waterside Shops which reduces the stated rate on the debt of 5.54% to an effective rate of 4.24% on total beneficial interest in debt.

(d)					Debt includes $0.7 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 6.10% to an effective rate of 4.69%.			(m)
$225 million construction facility which bears interest at LIBOR + 1.70% and decreases to LIBOR + 1.60% upon achieving certain performance measures. Four one-year extension options are available. TRG has provided an unconditional guarantee of 25% of the principal balance of the facility and 50% of accrued but unpaid interest during the term of the loan. The principal guarantee may be reduced to 12.5% of the outstanding principal balance upon achievement of certain performance measures. Upon stabilization, the unconditional guarantee may be released.

(e)
$330.9 million construction facility which bears interest at LIBOR + 1.75% and decreases to LIBOR + 1.60% upon achieving certain performance measures. Two one-year extension options are available. TRG has provided an unconditional guarantee of 50% of the principal balance and all accrued but unpaid interest during the term of the loan. The principal guarantee may be reduced to 25% of the outstanding principal balance or terminated upon achievement of certain performance measures.

(f)
$320 million construction facility which bears interest at LIBOR + 2.0% and decreases to LIBOR + 1.75% upon achieving certain performance measures. Two one-year extension options are available. TRG has provided an unconditional guarantee of the principal balance and all accrued but unpaid interest during the term of the loan.
								(n)	Debt is swapped to an effective rate of 4.10% until 2.5 months prior to maturity.
								(o)
$52.0 million USD construction loan which bears interest at three-month LIBOR + 1.60%. The joint venture has entered into a cross-currency interest rate swap to hedge the foreign exchange and interest rate risk associated with this debt since the entity's functional currency is KRW and the loan is in USD. The LIBOR rate plus spread have been swapped until two months prior to maturity to a fixed rate of 3.12%. The foreign exchange rate for the initial exchange, periodic interest payments and final exchange of proceeds has been fixed at 1162 USD-KRW. The loan is secured by a $53.2 million standby letter of credit drawn off the Hanam Union Square Korean Won construction facility (see footnote (k) above).

(g)
Rate floats daily at LIBOR plus spread. Letters of credit totaling $4.9 million are also outstanding on facility. The facility is recourse to TRG and secured by an indirect interest in 40% of The Mall at Short Hills. The facility matures in 2016.

(h)
The unsecured facility bears interest at a range of LIBOR + 1.15% to 1.70% with a facility fee ranging from 0.20% to 0.30% based on the Company's total leverage ratio. A one-year extension option is available.

								(p)	Debt is swapped to an effective rate of 3.58% until maturity. TRG has provided a several guarantee of 50.1% of the swap obligations.
(i)
The unsecured loan bears interest at a range of LIBOR + 1.35% to 1.90% based on the Company's leverage ratio. The LIBOR rate is swapped until maturity to a fixed rate of 1.65%, which results in an effective interest rate in the range of 3.0% to 3.55%. The facility matures in 2019.
								(q)	Principal amortization includes amortization of purchase accounting adjustments.
								(r)	A one-year extension option is available.
(j)					Debt is swapped to an effective rate of 3.49% until maturity.			(s)
The loan on The Mall at Millenia is interest-only until November 2016 and then amortizes principal based on 30 years. The interest-only period may be extended until the maturity date provided that the net income available for debt service equals or exceeds a certain amount for the calendar year 2015.